EXHIBIT 99.1

International Absorbents Inc.

“Makers of CareFRESH® Brand Small Animal Bedding”

INTERNATIONAL ABSORBENTS ANNOUNCES ENTRY INTO

ARRANGEMENT AGREEMENT WITH KINDERHOOK INDUSTRIES LLC

FERNDALE, WASH., December 15, 2009 – International Absorbents Inc. (“IAX” or the "Company") (NYSE Euronext: IAX), a leading developer and producer of environmentally friendly pet care and industrial products, announced today that it has entered into a definitive arrangement agreement under which an affiliate of Kinderhook Industries LLC has agreed to acquire all of the outstanding common shares of IAX for cash at a price of US$4.75 per share.

The transaction is expected to be completed in April 2010, subject to approval by IAX's shareholders of the definitive arrangement agreement and the transactions contemplated thereby, certain regulatory approvals and the satisfaction of certain closing conditions.  The transaction is not subject to any financing condition.

The US$4.75 per share cash consideration represents a 18.2% premium over the closing price of the shares on December 14, 2009, the last trading day prior to public announcement of the transaction, and a 22.6% premium over the volume weighted average price of the shares over the last 20 trading days.

A strategic alternatives committee consisting of IAX’s independent directors evaluated the strategic alternatives available to IAX and unanimously recommended the proposed arrangement.  Based upon the recommendation of the committee, the Company’s board of directors, with Gordon Ellis abstaining, approved the proposed acquisition and recommended that the shareholders vote in favour of the definitive arrangement agreement and the transactions contemplated thereby.  Both the committee and the board of directors made their recommendations with the benefit of input from the committee's legal and financial advisors.  CapitalWest Partners, the financial advisor to the committee and the board of directors, delivered an opinion to the committee, subject to certain assumptions and limitations described therein, that the transaction is fair, from a financial point of view, to shareholders of IAX.

"The proposed acquisition reflects a significant premium and a strong value for shareholders and provides an excellent liquidity opportunity that the board of directors enthusiastically supports", said Michael Bentley, chair of IAX’s strategic alternatives committee.  Mr. Bentley added, “The management of the Company is to be commended for their productive work that has led to this shareholder opportunity.”

“We are excited to partner with IAX management to accelerate the growth of IAX’s market share and profits.  We especially look forward to identifying opportunities to work together with existing Kinderhook portfolio companies to expand sales.  IAX is a dominant industry player and we are looking forward to being a part of its continued success,” said Tom Tuttle, Managing Director of Kinderhook Industries.

IAX Acquisition Corporation, through its wholly owned subsidiary, IAX Canada Acquisition Company Inc., will acquire all of IAX's outstanding common shares through a plan of arrangement under the laws of British Columbia.  IAX Acquisition Corporation is a newly formed acquisition company established by Kinderhook Industries LLC.

IAX plans to file with the US Securities and Exchange Commission (the “SEC”) and furnish to its shareholders a proxy statement in connection with the proposed arrangement.  The proxy statement will contain important information about the proposed arrangement and related matters.  INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.  Investors and shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by IAX through the web site maintained by the SEC at www.sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement from IAX by contacting David Thompson, Corporate Secretary by telephone at (604) 681-6181, or by mail at International Absorbents Inc., Investor Relations, 1569 Dempsey Road, North Vancouver, British Columbia V7K 1S8 Canada.

IAX and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IAX shareholders in connection with the proposed arrangement.  Information regarding the interests of these directors and executive officers in the transaction will be included in the proxy statement described above.

EXHIBIT 99.1

Additional information regarding these directors and executive officers is also included in IAX’s proxy statement for its 2009 Annual Meeting of Shareholders, which was filed with the SEC on May 18, 2009.  This document is available free of charge at the SEC’s web site at www.sec.gov, and from IAX by contacting David Thompson, Corporate Secretary by telephone at (604) 681-6181, or by mail at International Absorbents Inc., Investor Relations, 1569 Dempsey Road, North Vancouver, British Columbia V7K 1S8 Canada, or by going to IAX’s Proxy Materials page on its corporate web site at www.absorbent.com.

About International Absorbents Inc

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International Absorbents Inc. develops, manufactures and markets patented and proprietary cost-effective consumer and commercial products derived from recycled, renewable materials.  These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. The Company's shares are listed on the NYSE Euronext under the symbol IAX. Further information is available at www.absorbent.com.

About Kinderhook Industries LLC

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Kinderhook Industries LLC is a New York based private equity firm with $600 million of committed capital. Kinderhook’s investment philosophy is based on partnering with exceptional management and adding the firm’s operating partner network and capital across a variety of industries to support growth of smaller middle-market companies throughout North America. For additional information, visit www.kinderhook.com.

Cautionary Statement Regarding Forward-Looking Statements

A number of the matters discussed in this press release that are not historical or current facts that deal with potential future circumstances and developments, including, without limitation, statements referring to the ability of the parties to satisfy the closing conditions and consummate the proposed arrangement, are forward-looking statements.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and it is important to note that actual results could differ materially from those projected due to various risk factors, including the risk that the transaction does not close or that the closing is delayed.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2009 and its quarterly reports on Form 10-Q.  This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.